EXECUTION VERSION

STRICTLY CONFIDENTIAL

April 29, 2013

Time Warner Media Holdings B.V.
c/o Time Warner Inc.
One Time Warner Center
New York, NY 10019

Attn:  General Counsel & Senior Vice President – Mergers and Acquisitions

Ladies and Gentlemen:

Pursuant to Section 7.3 of the Investor Rights Agreement, dated as of May 18, 2009 (as amended, the “Investor Rights Agreement”), by and among Central European Media Enterprises Ltd. (the “Company,” “our” or “we”), Time Warner Media Holdings B.V. (“Time Warner”) and certain other parties thereto, we hereby inform Time Warner of our intention to undertake an offering to the public (the “Public Offering”) of not less than $150,000,000 nor more than $200,000,000 (excluding any option (the “Option”) granted to the underwriters to purchase additional shares from the Company) aggregate purchase price of shares of our Class A Common Stock, par value $0.08 per share (the “Class A Common Stock”).  The Public Offering will be conducted under the Company’s shelf registration statement on Form S-3 (File No. 333-181057), including a form of prospectus, and a preliminary prospectus supplement to be filed by the Company with the Securities and Exchange Commission in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission thereunder.  In connection with the Public Offering, we intend to enter into an underwriting agreement with one or more underwriters generally on terms customary for underwritten, equity “shelf takedowns”.

Under the terms of Section 7.3 of the Investor Rights Agreement, Time Warner has a preemptive right (the “Preemptive Purchase Right”) to purchase 49.9% of the shares of the Company’s Class A Common Stock offered by the Company in the Public Offering (including pursuant to the exercise of the Option) at the price at which such shares are offered and sold to the public so as to maintain Time Warner’s 49.9% economic interest in the equity securities of the Company upon consummation of the Public Offering (the “TW Allocated Shares”).

In the event that pursuant to the exercise of the Preemptive Purchase Right, Investor would be required to purchase Class A Common Stock in excess of $100,000,000 (such amount, the “Excess Amount”), Time Warner has indicated that it intends (i) to waive its Preemptive Purchase Right with respect to any shares of Class A Common Stock underlying the Excess Amount, and (ii) to, in lieu thereof, purchase a newly designated series of the Company’s preferred stock pursuant to a certain subscription agreement (the “Subscription Agreement”) to be entered into by the Company and Time Warner on the day of commencement of marketing efforts with respect to the Public Offering in a private transaction under Section 4(2) of the Securities Act (shares of such preferred stock so purchased, the “Option TW Shares”).

In the event the Public Offering is not consummated on or prior to May 30, 2013, then Time Warner’s obligations hereunder shall be null and void and Section 7.3 of the Investor Rights Agreement shall again apply.

Specifically, by countersigning below, Time Warner hereby confirms that in connection with its exercise of its Preemptive Purchase Right:

(i)
Time Warner intends to purchase the TW Allocated Shares in the Public Offering, including pursuant to the exercise of the Option, on the terms and subject to the conditions that shares of Class A Common Stock are sold to the public in the Public Offering, including pursuant to the exercise of the Option; and

(ii)
If and to the extent there is an Excess Amount, Time Warner hereby waives its Preemptive Purchase Right with respect to shares of Class A Common Stock underlying such Excess Amount and, in lieu thereof, shall purchase Option TW Shares pursuant to, and subject to the terms and conditions of, the Subscription Agreement.

This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without reference to the principles of conflicts of laws.

Each of the Company and Time Warner shall be entitled to enforce this letter agreement and any and all rights it may have hereunder.

[The Remainder of the Page Intentionally Left Blank]

Yours sincerely,

Central European Media Enterprises Ltd
By:	/s/ Adrian Sarbu
	Name:	Adrian Sarbu
	Title:	President and Chief Executive Officer

[Signature Page to Preemptive Right Letter Agreement]

ACKNOWLEDGED AND AGREED:

Time Warner Media Holdings B.V.
By:	/s/ Stephen Kapner
	Name:	Stephen Kapner
	Title:	Managing Director

[Signature Page to Preemptive Right Letter Agreement]